Exhibit 16

MICHAEL TROKEY & COMPANY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

10411 CLAYTON ROAD

ST. LOUIS, MO 63131

(314) 432-0996

March 9, 2016

Securities and Exchange Commission

100 F Street, N. E.

Washington, DC  20549

Dear Ladies and Gentlemen:

We are the former independent public accounting firm for Home Federal Savings and Loan Association of Collinsville (the “Bank").  We have read the disclosure regarding the Bank set forth under the heading "Change in Accountants" in the prospectus ("Prospectus") that is part of the Registration Statement on Form S-1 of Best Hometown Bancorp, Inc., and we are in agreement with the disclosure in the Prospectus, insofar as it pertains to our firm.

Sincerely,

/s/ Michael Trokey & Company, P.C.
Michael Trokey & Company, P.C.